Exhibit (h)(8)

Amended & Restated
Schedule C
to the
Inbound Call Management and Fulfillment Services Agreement
by and between
Stewart Capital Mutual Funds
and
UMB Distribution Services, LLC

FEE SCHEDULE

Inbound Call Management

Telephone calls
$2.75/call

Fulfillment Servicing Fees

Additional Base Fee (per month, per fund)	$350

Standard package for mailing
☐	Up to four pieces	$1.50
☐	Each additional item	$0.25

Special processing/manual entry
E-mail/fax request
$2.75

Programming Fees

Additional fees at $175 per hour, or as quoted by project, may apply for special programming to meet your servicing requirements or to create custom reports.   You will be notified in advance if such additional fees will be charged.

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Fee Discount
For the period beginning October 1, 2008 and ending September 30, 2009, a ten (10) percent discount will be applied to all of the above fees.

The undersigned, intending to be legally bound, hereby execute this Amended and Restated Schedule C to the Inbound Call Management and Fulfillment Agreement dated December 5, 2006, and executed between Stewart Capital Mutual Funds and UMB Distribution Services, LLC, to be effective as of the 1st day of October, 2008.

UMB DISTRIBUTION	STEWART CAPITAL
SERVICES, LLC	MUTUAL FUNDS

By: /s/ Peter J. Hammond	By: /s/ Malcolm E. Polley

Title: President	Title: President